Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

Between DSP Group, Inc. and DSP Group, Ltd., (each and collectively being herein referred to as the “Corporation”), on the one hand, and Eli Ayalon (the “Executive”), on the other hand. Effective date of this amendment is May 16, 2011.

The employment agreement between the Corporation and the Executive, effective April 22, 1996, as amended by amendments effective November 3, 1997, November 11, 1999, October 27, 2009 and May 24, 2010 (each, an “Amendment” and such employment agreement, as amended, being herein referred to as the “Employment Agreement”), is hereby further amended as follows:

Upon the Executive’s termination of employment with the Corporation, effective May 31, 2011, based on requisite notice provided by the Executive on December 1, 2010, the payment of all cash and cash equivalent portion of his rights under the Employment Agreement, including, without limitation, an amount equal to two years of his base salary of $350,000 per annum prior to its temporary reduction, shall be accelerated and shall be paid in a lump sum immediately following the termination. For avoidance of doubt, all other rights shall continue for the two year period as previously provided.

/s/ Ofer Elyakim	/s/ Eli Ayalon
DSP Group, Inc.	Eli Ayalon

/s/ Dror Levy
DSP Group, Ltd.